Exhibit 99.2

PRESS RELEASE	Media Contact: Stephanie A. Heist
July 29, 2013	(302) 571-5259 sheist@wsfsbank.com

Investor Relations: Stephen A. Fowle

(302) 571-6833

sfowle@wsfsbank.com

WSFS ANNOUNCES PURCHASE OF

MORTGAGE COMPANY & TITLE COMPANY

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS) today announced that WSFS Bank, its wholly owned subsidiary, has entered into a definitive agreement to purchase the assets and operations of Array Financial Group, Inc. (Array Financial), a mortgage banking company, and a related entity, Arrow Land Transfer Company (Arrow), an abstract and title company, both headquartered in nearby Haverford, Pennsylvania by means of an asset purchase transaction expected to close on July 31, 2013.

Array Financial Group, Inc. is a leading Delaware Valley mortgage banking company, specializing in a variety of residential mortgage and refinancing solutions. In 2012, Array originated $150 million in mortgage loans and has experienced 24% compounded annual growth since its start in 2005.

“Mortgage financing is a core community banking product and needed to help families and communities grow and prosper,” said Mark A. Turner, WSFS President and Chief Executive Officer. “Now is an opportune time as we see steady signs of the local economy improving, to expand WSFS’ mortgage banking business, especially in the southeastern Pennsylvania market which has very favorable demographics and where we are enhancing our presence. This is clearly a scale business and this partnership helps us achieve some of those economies.”

Mr. Turner continued, “We have had the benefit of knowing Array since 2007 when they became a Customer of the bank and have become increasingly impressed with their quality business model which is consistent with our strategy of world-class service. Array will bring with it a robust product line and a very experienced team that will also provide thought-leadership as we eventually combine our mortgage businesses and navigate through the new mortgage market together. This transaction will further increase our fee income and be immediately accretive to earnings.”

“We founded Array Financial to provide high-touch mortgage solutions for our clients,” said Jeffrey M. Ruben, President of Array Financial Group, Inc. and Arrow Land Transfer Company. “Over the past eight years, we’ve built many relationships with key influencers throughout our market and managed tremendous growth even through the Great Recession. WSFS will help us to continue our growth, expand our product offering and create synergies and efficiencies in our combined platform to even better serve our clients.”

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WSFS ANNOUNCES PURCHASE OF MORTGAGE COMPANY & TITLE COMPANY / Page 2

Array Financial and Arrow will each be divisions of WSFS Bank and will continue to operate under their same names and locations at 510 West Lancaster Avenue in Haverford. In addition, all current employees with Array Financial and Arrow will become WSFS Associates.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.4 billion in assets on its balance sheet and $17.1 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (42), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect®. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2012 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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